Chino Commercial Bancorp Reports 33.6% Increase In Profits

CHINO, Calif., Jan. 18, 2013 /PRNewswire/ -- The Board of Directors of Chino Commercial Bancorp (OTCBB:CCBC), the parent company of Chino Commercial Bank NA, announced the results of operations for the Bank and the consolidated holding company for the three and twelve months ended December 31, 2011. For the full year ended December 31, 2011 the company posted a consolidated net income of $589,766, an increase of 33.6% over net income of $441,401 for the year end 2011. Net income for the quarter ended December 31, 2012 decreased 35.8% to $107,796 from $167,928 for quarter ended December 31, 2011. Net income per basic share and fully diluted share was $0.72 for the year ended December 31, 2012 a 22.0% increase over $0.59 per share for the year ended December 31, 2011. Earnings basic share and diluted share for the fourth quarter ended December 31, 2012 were $0.13, as compared to $0.22 for the fourth quarter of 2011.

Dann H. Bowman, President and Chief Executive Officer stated, "We are very pleased to report that the Company had an excellent year, with net earnings increasing 33% over last year and loan quality improving. At year-end the Bank had only one delinquent loan; and though economic conditions have not fully recovered, we are becoming increasingly optimistic regarding the economy and the Inland Empire Region in general. Many of our borrowers are reporting higher earnings and improved business conditions. During the year the Bank's deposits increased 4.1% and loans increased 9.1%. Though the economy is not out of the woods yet, we believe the Bank is well positioned to benefit from the improved economic and business conditions."

Financial Condition

Non-interest bearing deposits increased 3.5% to $48.8 million at December 31, 2012 from $47.2 million at December 31, 2011. Total deposits at December 31, 2012 totaled $102.2 million, an increase of 4.1% from $98.1 million at December 31, 2011. Core deposits decreased 0.8%, to $85.9 million at December 31, 2011 from $86.6 million at December 31, 2010. The Bank's core deposits to total deposits increased to a very favorable 89.8% of total deposits at December 31, 2012 from 89.6% at December 31, 2011.

At December 31, 2012, total assets were $114.6 million, an increase of $4.9 million or 4.5% from 109.7 million at December 31, 2011.

Gross loans increased to $62.0 million at December 31, 2012 from $56.8 million at December 31, 2011, or an increase of 9.1%, and total investments and Federal funds sold increased slightly to $41.4 million from $40.1 million at December 31, 2011, a 3.2% decrease.

The level of "non-performing" loans decreased during the year to $1.2 million at December 31, 2012 from $3.6 million at December 31, 2011 or a 66.3% decrease. Many of these loans have been graded as non-performing based on information contained in the borrower's income tax returns. At year-end all of the non-performing loans except one, were current on their scheduled payments. At year-end the Bank had only one loan which was more than 30 days delinquent for $517,916.

The level of net loan charge-offs increased during the year to $219,428 in 2012 from $185,909 in 2011, or an increase of $33,529. Net loan loss as a percent of gross loans was 0.35% and 0.33% for years ended December 31, 2012 and 2011, respectively. It is important to note, however, that of the charge-offs taken in 2012 of $82,744 and in 2011 of $127,035 were charge-offs against loans that were paying as agreed. In many cases these charge-offs were taken to reflect reduced real estate collateral values.

Earnings

The Company posted net interest income of $3,654,006 for the year ended December 31, 2012 as compared to $3,732,455 for the year ended December 31, 2011. Average interest-earning assets were $98.2 million with average interest-bearing liabilities of $54.7 million yielding a net interest margin of 3.72% for the year ended December 31, 2012 as compared to average interest-earning assets of $93.7 million with average interest-bearing liabilities of $56.0 million yielding a net interest margin of 3.97% for the year ended December 31, 2011.

The Bank posted net interest income of $956,008 for the three months ended December 31, 2012 as compared to $926,160 for the three months ended December 31, 2011. Average interest-earning assets were $104.6 million with average interest-bearing liabilities of $57.5 million yielding a net interest margin of 3.64% for the fourth quarter of 2012 as compared to average interest-earning assets of $93.9 million with average interest-bearing liabilities of $54.1 million yielding a net interest margin of 3.91% for the three months ended December 31, 2011.

Non-interest income totaled $1,436,537, or an increase of 6.6% from $1,347,803, earned in the year ended December 31, 2011. Service charges on deposit accounts decreased $22,064 or 1.9% to $1,151,235 in 2012 due the reversal of $21,943 of collected income from customers with loans on non-accrual status. Gain on sale of foreclosed assets increased to $93,871 in 2012 from $61,151 for the year ended December 31, 2011 due to gain on sale OREO.

Non-interest income for the quarter ended December 31, 2012 totaled $335,428 or an 8.5% increase from the fourth quarter of 2011. The increase is due to legal expenses reimbursed from fees expensed in prior years.

General and administrative expenses were $1,008,824 for the three months ended December 31, 2012 or an increase of 4.17% as compared to $969,519 for the three months ended December 31, 2011. General and administrative expenses were $4,045,169 for the year ended December 31, 2012 as compared to $4,118,282 for the year ended December 31, 2011. The largest component of general and administrative expenses was salary and benefits expense which totaled $545,229 for the three months ended December 31, 2012 as compared to $535,442 for the three months ended December 31, 2011. Salary and benefits expense were $2,178,453 for the year ended December 31, 2012 as compared to $2,182,644 for the year ended December 31, 2011.

The consolidated Company's income tax expense was $56,592 for the three months ended December 31, 2012 as compared to $97,688 for the three months ended December 31, 2011. Income tax expenses were $335,336 for the year ended December 31, 2012 as compared to $229,685 for the year ended December 31, 2011. The effective income tax rate for 2012 and 2011 was approximately 36.2% and 34.2%, respectively.

Forward-Looking Statements

The statements contained in this press release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology and gain efficiencies there from, changes in interest rates, loan portfolio performance, and other factors detailed in the Company's SEC filings.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
December 31, 2012 and December 31, 2011

	December 31, 2012	December 31, 2011
	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$ 2,946,454	$ 3,358,177
Federal funds sold	17,041,826	14,165,877
Total cash and cash equivalents	19,988,280	17,524,054

Interest-bearing deposits in other banks	17,417,000	13,339,252
Investment securities available for sale	2,349,320	2,972,420
Investment securities held to maturity (fair value approximates
$4,796,000 at December 31, 2012 and $9,861,000 at December 31, 2011)	4,606,626	9,652,630
Total investments	24,372,946	25,964,302
Loans
Construction	0	0
Real estate	49,121,409	46,184,898
Commercial	12,516,101	9,974,353
Installment	321,502	643,660
Gross loans	61,959,012	56,802,911
Unearned fees and discounts	(169,090)	(29,107)
Loans net of unearned fees and discount	61,789,922	56,773,804
Allowance for loan losses	(1,438,797)	(1,537,963)
Net loans	60,351,125	55,235,841

Accrued interest receivable	286,812	275,976
Restricted stock	623,200	667,700
Fixed assets, net	6,258,728	6,443,753
Foreclosed assets	0	439,317
Prepaid & other assets	2,753,820	3,154,650
Total assets	$ 114,634,911	$ 109,705,593

LIABILITIES:
Deposits
Non-interest bearing	$ 48,822,963	$ 47,188,644
Interest bearing
NOW and money market	36,340,045	32,241,986
Savings	1,989,336	1,809,536
Time deposits less than $100,000	4,565,281	4,700,126
Time deposits of $100,000 or greater	10,433,009	12,163,266
Total deposits	102,150,634	98,103,558

Accrued interest payable	35,674	139,646
Accrued expenses & other payables	633,705	897,363
Subordinated notes payable to subsidiary trust	3,093,000	3,093,000
Total liabilities	105,913,013	102,233,567
SHAREHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 829,602 shares and 749,540 shares at December 31, 2012 and December 31, 2011, respectively.

	3,429,254	2,760,813
Retained earnings	5,221,375	4,631,609
Accumulated other comprehensive income	71,269	79,604
Total shareholders' equity	8,721,898	7,472,026
Total liabilities & shareholders' equity	$ 114,634,911	$ 109,705,593

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF NET INCOME
(unaudited)

	For the three months ended		For the years ended
	December 31		December 31
	2012	2011	2012	2011
Interest income
Investment securities and due from banks	$ 74,754	$ 114,463	$ 352,513	$ 570,394
Interest on Federal funds sold	13,679	7,596	43,781	16,248
Interest and fee income on loans	968,844	939,211	3,660,419	3,732,455
Total interest income	1,057,277	1,061,270	4,056,713	4,319,097
Interest expense
Deposits	85,781	89,656	334,424	397,396
Other interest expense	0	0	0	75
Other borrowings	15,488	45,454	68,283	198,342
Total interest expense	101,269	135,110	402,707	595,813
Net interest income	956,008	926,160	3,654,006	3,723,284
Provision for loan losses	118,224	59	120,272	281,719
Net interest income after
provision for loan losses	837,784	926,101	3,533,734	3,441,565
Non-interest income
Service charges on deposit accounts	274,262	280,982	1,151,235	1,173,299
Gain on sale of foreclosed assets	0	0	93,871	61,151
Other miscellaneous income	34,070	7,456	100,235	32,262
Dividend income from restricted stock	10,124	2,803	23,083	11,145
Income from bank-owned life insurance	16,972	17,793	68,113	69,946
Total non-interest income	335,428	309,034	1,436,537	1,347,803
Non-interest expenses
Salaries and employee benefits	545,229	535,442	2,178,453	2,182,644
Occupancy and equipment	109,705	103,317	428,676	429,111
Data and item processing	94,126	88,525	359,818	366,487
Advertising and marketing	12,942	17,647	51,766	59,830
Legal and professional fees	59,913	44,597	272,897	355,681
Regulatory assessments	56,722	53,911	222,917	231,329
Insurance	12,249	12,467	48,745	42,703
Directors' fees and expenses	27,595	18,167	107,802	72,264
Other expenses	90,343	95,446	374,095	378,233
Total non-interest expenses	1,008,824	969,519	4,045,169	4,118,282
Income before income tax expense	164,388	265,616	925,102	671,086
Income tax expense	56,592	97,688	335,336	229,685
Net income	$ 107,796	$ 167,928	$ 589,766	$ 441,401
Basic earnings per share	$ 0.13	$ 0.22	$ 0.72	$ 0.59
Diluted earnings per share	$ 0.13	$ 0.22	$ 0.72	$ 0.59

CHINO COMMERCIAL BANCORP
Other Financial Information
(unaudited)

CREDIT QUALITY	End of period
(unaudited)	December 31, 2012	December 31, 2011
Non-performing loans	$ 1,216,253	$ 3,605,142
Non-performing loans to total loans	1.96%	6.35%
Non-performing loans to total assets	1.06%	3.29%
Allowance for loan losses to total loans	2.32%	2.71%
Nonperforming assets as a percentage of total loans and OREO	3.74%	7.07%
Allowance for loan losses to non-performing loans	118.30%	42.66%

OTHER PERIOD-END STATISTICS
(unaudited)	December 31, 2012	December 31, 2011
Shareholders equity to total assets	7.61%	6.81%
Net Loans to deposits	59.08%	56.30%
Non-interest bearing deposits to total deposits	47.80%	48.10%

	For the three months ended		For the twelve months ended
	December 31		December 31
	2012	2011	2012	2011
KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	4.96%	9.13%	7.07%	6.10%
Annualized return on average assets	0.37%	0.63%	0.53%	0.41%
Net interest margin	3.64%	3.91%	3.72%	3.97%
Core efficiency ratio	78.12%	78.49%	80.96%	82.20%
Net chargeoffs to average loans	0.05%	0.00%	0.18%	0.32%

AVERAGE BALANCES
(thousands, unaudited)
Average assets	$ 116,934	$ 107,300	$ 110,808	$ 107,443
Average interest-earning assets	$ 104,594	$ 93,942	$ 98,205	$ 93,744
Average gross loans	$ 60,092	$ 56,916	$ 57,228	$ 58,793
Average deposits	$ 104,359	$ 95,891	$ 98,436	$ 96,137
Average equity	$ 8,688	$ 7,360	$ 8,336	$ 7,235

CONTACT: Dann H. Bowman, President and CEO or Sandra F. Pender, Senior Vice President and CFO, Chino Commercial Bank, N.A., 14245 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.